Exhibit 19.1

WRAP TECHNOLOGIES, INC.

INSIDER TRADING POLICY

Adopted December 12, 2018 and

Amended February 14, 2020

I.	INTRODUCTION

The Board of Directors (the “Board”) of Wrap Technologies, Inc., a Delaware corporation (the “Company”), has adopted this Insider Trading Policy (the “Policy”) in order to preserve the reputation and integrity of the Company and prevent improper insider trading and the improper communication of undisclosed material information regarding the Company, and to ensure that all employees and representatives of the Company and persons or companies related to or controlled by them act, and are perceived to act, in accordance with applicable securities laws and the highest standards of ethical and professional behavior.

II.	APPLICABILITY

This Policy applies to the members of the Board (“Directors”), the executive officers (as defined under the regulations of the Securities and Exchange Commission)of the Company, including, in any case, but not limited to, the Company’s principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions (collectively the “Officers”), and all employees of the Company. The responsibility of complying with this Policy and the relevant insider trading and other rules is on each individual director, officer and employee of the Company, each of whom is expected to be familiar with this Policy and those rules and to fully comply with them. FAILURE TO COMPLY WITH THESE RULES AND PROCEDURES MAY RESULT IN THE IMMEDIATE SUSPENSION OR DISMISSAL OF ANY DIRECTOR, OFFICER OR EMPLOYEE OF THE COMPANY.

It is fundamental to the reputation and ongoing success of the Company that its directors, officers and employees respect and adhere to the rules and procedures outlined in this Policy. Members of the families of the directors, officers and employees of the Company and others living with them and all holding companies and other related entities and all persons or companies acting on behalf of or at the request of any of the foregoing also are expected to comply with this Policy, as if they themselves were directors, officers or employees of the Company.

Questions regarding this policy should be directed to the Company’s Chief Financial Officer (“CFO”), also the Compliance Officer.

III.	POLICY

If a director, officer or employee of the Company or any agent or advisor of the Company has material, nonpublic information relating to the Company, it is the Company’s policy that neither that person nor any Related Person (as defined below) may buy or sell securities of the Company (the “Company Securities”) or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to material, nonpublic information relating to any other company with publicly- traded securities, including our customers or suppliers, obtained in the course of employment by or association with the Company.

To avoid even the appearance of impropriety, additional restrictions on trading Company Securities apply to directors, officers and members of the Company’s Senior Management Team. See Section VI.

1

IV.	DEFINITIONS/EXPLANATIONS

A. Who is an “Insider?” Any person who possesses material, nonpublic information is considered an insider as to that information. Insiders include Company directors, officers, employees and those persons in a special relationship with the Company, such as its independent registered public accounting firm (“independent public accountants”), certain consultants or attorneys. The definition of insider is transaction specific; that is, an individual is an insider with respect to each material, nonpublic item of which he or she is aware.

B. What is “Material” Information? The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making the determination to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security (debt or equity). Some examples of material information include but are not limited to:

●	Financial results;	●	Significant pricing changes;

●	Projections of future earnings or losses;	●	Stock splits;

●	News of a pending or proposed merger;	●	Major changes in senior management;

●	Change in independent public accountants or notification that the independent public accountant’s reports may no longer be relied upon;	●	New major contracts, suppliers, customers, partnerships or the loss thereof;

●	Impending bankruptcy or financial liquidity problems;	●	Acquisitions and/or Divestitures;

●	New equity or debt offerings, security registrations or pending matters with the Securities and Exchange Commission;	●	Regulatory or litigation problems, including the threat of significant litigation or the resolution of litigation;

●	Major developments with the Company’s intellectual property portfolio, including the grant of patent rights;	●	Significant pricing changes; and

●	Delays in product development or problems with quality control;	●	Changes in dividend policy.

2

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

C. What is “Nonpublic” Information? Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Market Wire, United Press International or similar services. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, one should allow approximately two full trading days following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Company Securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in Company Securities until Thursday. If the announcement is made on Friday after trading begins, employees made not trade in Company Securities until Wednesday of the following week.

Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers, employees and other persons should use good judgment at all times.

D. Who is a “Related Person”? For purposes of this Policy, a Related Person includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; estates of which you are an executor; and other equivalent legal entities that you control. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section V.D. below for a discussion on the prohibition on “tipping”.

E. Penalties for Insider Trading and Other Violations. Penalties for trading on or communicating material non-public information are severe and may be applied against the individual involved in unlawful conduct, as well as against the Company and controlling persons of the Company. A person can be subject to some or all of the penalties noted below even if he or she does not personally benefit from the violation. Penalties include:

●	Civil injunctions;

●	Disgorgement of profits;

●	Fines; and

●	Prison.

In addition, the Company may in its discretion impose or maintain stop transfer orders on securities held by persons to enforce this Policy.

3

Any violation of this Policy can be expected to result in serious sanctions by the Company, including termination, dismissal, suspension without pay, loss of pay or bonus, loss of benefits, demotion or other sanctions, whether or not the violation of this Policy also constituted a violation of law.

V.	GUIDELINES

A. Non-disclosure of Material Nonpublic Information. Material, nonpublic information must not be disclosed to anyone, except the persons within the Company or third-party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Company.

B. Prohibited Trading in Company Securities. No person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. Loans, pledges, gifts, charitable donations and other contributions of Company Securities are also subject to this Policy.

C. Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an insider should carefully consider how his or her transaction may be construed in the bright light of hindsight. Again, in the event of any questions or uncertainties about the Policy, please consult the Company’s CFO or their designee for advising of the Policy.

D. “Tipping” Information to Others. Insiders may be liable for communicating or tipping material nonpublic information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E. Avoid Speculation. Directors, officers, employees, and their Related Persons may not trade in options, warrants, puts and calls or similar instruments on Company Securities or sell Company Securities “short”. In addition, directors, officers, employees, and their Related Persons may not hold Company Securities in margin accounts. Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its security-holders. Anyone may, of course, in accordance with this Policy and other Company policies, exercise options granted to them by the Company.

4

F. Trading in Other Securities. Directors, officers, or employees may not place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company if the person learns of material, nonpublic information about the other company in the course of his/her employment or work with the Company.

G. Posting of Information. Directors, officers and employees are prohibited from posting confidential information relating to the Company including but not limited to material non-public information, in internet chat rooms, on online message boards, on social media and social networking websites or through the use of any other form of electronic communication, other than in the ordinary course of employment with the Company.

H. Margin Accounts. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan or, in many instances, if the value of the collateral declines. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information regarding the Company’s directors, officers and employees are prohibited from holding securities of the Company in a margin account where such shares could be sold to meet a margin call or pledging such securities as collateral for a loan. An exception to this prohibition may be permitted in certain limited circumstances with the advance written approval of the Compliance Officer. The Compliance Officer may accept, reject or condition such transaction in its sole discretion.

I. Entities. This Policy applies to any entities whose transactions in the Company’s securities are influenced or controlled by any director, officer, or employee, including corporations, partnerships or trusts (collectively, “Controlled Entities”). Transactions by these Controlled Entities will be treated for the purposes of this Policy as if they are for the account of the affiliated person.

J. Further Restrictions. As circumstances dictate and as a result of the small size of the Company, the Company may restrict trading by directors, officers and employees. In such event, the Compliance Officer will notify particular individuals or all persons that they should not engage in any transactions involving the Company’s securities until such further restrictions are lifted by further notice. The notice, which may be by email, need not state the reason for the further restrictions. Persons who receive such notice should not disclose to others the existence of such restrictions. Generally, the Compliance Officer will deliver a notice lifting the further restrictions upon the earlier of the circumstances no longer being material or the open of market on the second trading day following the Company’s public disclosure of the circumstances giving rise to such further restrictions or their resolution.

VI.	ADDITIONAL RESTRICTIONS AND REQUIREMENTS FOR DIRECTORS AND OFFICERS

A. Trading Window. In addition to being subject to all of the other limitations in this Policy (including the prohibition on trading in Company Securities when in possession of material, non-public information, regardless of the existence of an open trading window as defined below), directors, officers and members of the Company’s Senior Management Team (defined as Vice President, Department Director or above) may only buy or sell Company Securities in the public market during the period beginning two full trading days after the release of the Company’s quarterly earnings and ending 15 calendar days prior to the end of the next fiscal quarter (the “Trading Window”). Furthermore, directors, officers and members of the Company’s Senior Management Team may not buy or sell Company Securities in the public market during the period two full trading days before and two full trading days after any Form 8-K filing deemed to be material by the CFO.

5

B. Pre-Clearance. Directors and officers of the Company (as such term is defined pursuant to Section 16 of the Securities Exchange Act, as amended) must obtain prior clearance from the Company’s CFO or their designee before he, she or a Related Person makes any purchases or sales of Company Securities, including any exercise of stock options. Prior clearance is required for all purchases or sales. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid for a 48-hour period only. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

C. Prohibition on Selling Stock Acquired by Option Exercise. Officers are prohibited from selling Company stock acquired by exercising stock options until such officer has complied with the Company’s stock ownership requirement. Notwithstanding such, officers may immediately sell Company stock acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability.

VII.	ADMINISTRATION OF THE POLICY

Each director, officer and employee of the Company having supervisory or similar responsibility will be required to sign the Acknowledgement and Certification (the “Acknowledgement”) in the form attached hereto. The signed Acknowledgement will be placed in each individual’s personnel record.

The Audit Committee will review and evaluate this Policy on an annual basis to determine the effectiveness of the Policy and in adherence to the applicable laws, rules and regulations. The Human Resources Department is responsible to (i) maintain the Policy, (ii) ensure all directors, officers and employees are provided with a copy of this Policy within one week of their respective appointment or employment by the Company, (iii) provide internal access to this Policy and notify directors, officers and employees of any amendments hereunder within one week of approval by the Board, (iv) maintain copies of the signed Acknowledgement for applicable directors, officers and employees, and (v) if applicable, to publicly post a current copy of the Policy on the Company’s website.

6

ACKNOWLEDGMENT AND CERTIFICATION

ALL WRAP TECHNOLOGIES, INC. DIRECTORS AND EMPLOYEES MUST READ THIS INSIDER TRADING POLICY AND FILL OUT AND RETURN THIS PORTION TO THE HUMAN RESOURCES DEPARTMENT WITHIN ONE WEEK OF RECEIPT.

The undersigned does hereby acknowledge receipt of the Wrap Technologies, Inc. Insider Trading Policy and has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

Director/Employee Signature	Date

Print Name

7